Exhibit (a)(5)(F)

ACQUISITION

EMPLOYEE FAQ

SUCCESSFACTORS

This document is designed to help answer common questions related to SAP’s intended acquisition of SuccessFactors, including its solutions and assets. This is a document only for SuccessFactors employees. Any questions on SAP’s acquisition strategy from external sources (i.e., media) should be forwarded to James Dever, SAP, at +1 610 661-2161, james.dever@sap.com (ET) or Andrea Meyer, SuccessFactors, at +1 (650) 645-2000, ameyer@successfactors.com.

UPDATED: December 2, 2011

Information for SuccessFactors Employees

This document contains answers to frequently asked questions about the tender offer and how it affects SAP and SuccessFactors employees. Should you have any questions that can’t be answered with this document, please submit them to Andrea Meyer. Your questions will be answered as best we can given we are very early in the process and have not yet begun integration. These answers are subject to a successful tender offer by SAP by SuccessFactors’ outstanding common shares and upon close of the transaction.

About SAP, SuccessFactors, and Acquisition Highlights

Customers, Partners, and Analysts

Employees, Organization, and Integration

Products and Technology

©2011 SAP AG. All rights reserved.

SAP, R/3, SAP NetWeaver, Duet, PartnerEdge, ByDesign, SAP BusinessObjects Explorer, StreamWork, and other SAP products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of SAP AG in Germany and other countries.

Business Objects and the Business Objects logo, BusinessObjects, Crystal Reports, Crystal Decisions, Web Intelligence, Xcelsius, and other Business Objects products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of Business Objects Software Ltd. Business Objects is an SAP company.

Sybase and Adaptive Server, iAnywhere, Sybase 365, SQL Anywhere, and other Sybase products and services mentioned herein as well as their respective logos are trademarks or registered trademarks of Sybase, Inc. Sybase is an SAP company.

All other product and service names mentioned are the trademarks of their respective companies. Data contained in this document serves informational purposes only. National product specifications may vary.

These materials are subject to change without notice. These materials are provided by SAP AG and its affiliated companies (“SAP Group”) for informational purposes only, without representation or warranty of any kind, and SAP Group shall not be liable for errors or omissions with respect to the materials. The only warranties for SAP Group products and services are those that are set forth in the express warranty statements accompanying such products and services, if any. Nothing herein should be construed as constituting an additional warranty.

ACQUISITION: EMPLOYEE FAQ, SUCCESSFACTORS (FOR INTERNAL USE ONLY)

About SAP, SuccessFactors, and Acquisition Highlights

Who is SAP?

SAP is the world’s leading provider of business software, offering applications and services that enable companies of all sizes and in more than 25 industries to become best-run businesses. With more than 176,000 customers in over 120 countries, the company is listed on several exchanges, including the Frankfurt stock exchange and NYSE, under the symbol “SAP.” Since its founding in 1972, SAP has gone from a modest local real-time applications company to the top vendor of enterprise applications in the world – a singular success story.

What is happening with SuccessFactors’ solutions and assets?

SAP has made a tender offer to purchase all of the outstanding shares of SuccessFactors common stock. Following completion of the transaction, SAP will have acquired all of SuccessFactors’ products and relevant assets.

Why is SAP acquiring SuccessFactors?

SuccessFactors has a fantastic team and a leading set of products that are complementary to the wide array of cloud offerings from SAP. This strategic acquisition a SuccessFactors significantly accelerates SAP’s momentum as a provider of cloud applications, platforms and infrastructure. The combination of leading companies in their respective space- SAP and SuccessFactors- will provide businesses with the industry’s leading choice of cloud and on-premise solutions for recruiting, developing and retaining talent to deliver true business execution. SAP’s millions of users and nearly 180,000 customers are an enormous growth opportunity for SuccessFactors’ world-class solutions. SAP is excited to leverage SuccessFactors’ strong cloud expertise and leadership to its cloud efforts.

When is the acquisition set to close?

The transaction is expected to close in Q1 2012, subject to regulatory approvals and customary closing conditions, including the tender by stockholders of a majority of the outstanding shares of SuccessFactors into the offer.

How will SAP go to market with SuccessFactors’ solutions?

SAP will continue to use SuccessFactors’ existing and well respected sales team and partners to go to market with SuccessFactors’ solutions. In addition, SAP’s sales force will also offer SuccessFactors’ products to further accelerate growth.

SAP will provide its customers with SuccessFactors’ highly usable cloud applications that complement the core HCM capabilities of SAP Business Suite, as well as SAP Business ByDesign, its cloud-based suite for midsize companies, and its other line of business cloud solutions for large enterprises. SuccessFactors’s mobility applications combined with SAP and Sybase mobile solutions will offer the industry’s most powerful business-to-employee mobility portfolio. In addition, SuccessFactors’ focus on enabling business insight and execution fits well with SAP’s business analytics platform, allowing us to deliver new levels of real time decision making deep across the enterprise for our customers.

How is the acquisition being communicated externally?

SAP issued a press release, held a conference call with press, industry and financial analysts, and has communicated to customers and partners about the acquisition.

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ACQUISITION: EMPLOYEE FAQ, SUCCESSFACTORS (FOR INTERNAL USE ONLY)

Customers, Partners, and Analysts

Who is telling our customers, partners, and analysts?

Following the distribution of the press release, we have conducted briefings with analysts and members of the media. We also will have one-on-one discussions with key customers and partners as necessary.

If asked, what do I tell SuccessFactors customers about this acquisition?

This is a win for each company’s customers and for both companies. SAP’s strength is in innovating across the entire enterprise and together we are uniquely positioned to build the bridge between on-demand and on-premise applications for businesses of all sizes. This combination will extend the value and impact of SuccessFactors’ technology, helping businesses execute, run better and achieve even greater success through the cloud.

What do SAP customers gain from this acquisition?

This acquisition will accelerate SAP’s momentum in the cloud space, which has been a core pillar of SAP’s growth and innovation strategy. The combination of SAP and SuccessFactors provides customers the best choice on the market for HCM in the cloud. SAP customers will gain from SuccessFactors’ experience in building and delivering beautiful cloud solutions, and its technology is highly complementary to SAP’s portfolio.

Specifically, the combination of SAP and SuccessFactors delivers the most complete and flexible human capital management (HCM) offerings on the market:

•	The combination of SuccessFactors and SAP creates the industry’s most comprehensive HCM solution, marrying strength in enterprise applications with people-focused cloud applications

•	SuccessFactors is an acknowledged leader for Employee Performance Management and Corporate Learning Systems by virtually all major industry analysts

•	SuccessFactors’ 19 modules can be purchased and implemented independently or as part of a larger suite of solutions

•	The acquisition of SuccessFactors strengthens SAP’s HCM offerings by providing customers with a highly usable cloud applications that integrate the SAP Business Suite

•	SuccessFactors’ mobility applications combined with SAP and Sybase mobile solutions to offer the industry’s most powerful business-to-employee mobility portfolio

•	SuccessFactors’ focus on enabling business insight and execution fits well with SAP’s business analytics platform, promising new levels of real time decision making deep across the enterprise

What do SuccessFactors customers gain from this acquisition?

SAP’s business management technology spans the entire enterprise and extends beyond to include customer, partner and supplier networks. The combination with SuccessFactors gives us the ability to extend our cloud apps to new areas of the business. In addition, SAP’s innovations in mobility and its in-memory technology give SuccessFactors new avenues to develop new ways to help our customers better execute.

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ACQUISITION: EMPLOYEE FAQ, SUCCESSFACTORS (FOR INTERNAL USE ONLY)

Employees, Organization, and Integration

Do I still have a job?

This is not about industry consolidation and layoffs. It is about innovating and growing our business to create a new cloud powerhouse. The skills and knowledge of SuccessFactors employees are critical to our success and the primary reason for this acquisition. SAP is relying on your deep experience in building and bringing beautiful cloud solutions for businesses of all sizes. You are vital in developing our joint future and we’re counting on your engagement and support to make that happen. SAP is happy to welcome SuccessFactors employees to the SAP family. We do not anticipate any major workforce changes. We will be sorting out how the two companies will operate together over the coming months.

What will happen to the SuccessFactors executive management team?

Upon completion of the transaction, the CEO of SuccessFactors, Lars Dalgaard, will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. SuccessFactors will remain independent and be named “SuccessFactors, an SAP company.” The chairman of SAP’s supervisory board, Hasso Plattner, recommended that Lars Dalgaard be appointed to the executive board of SAP.

SuccessFactors’ strong management team will continue to run the business and will also provide leadership and guidance to SAP’s cloud strategy. Simply put, SuccessFactors Execs will play the same role they played before.

When can SuccessFactors employees expect more information on SAP benefits, employee plans, and programs?

SuccessFactors employees will remain on their existing benefits, employee plans and programs until the successful completion of the transaction. More details regarding SAP benefits will be provided following this milestone.

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ACQUISITION: EMPLOYEE FAQ, SUCCESSFACTORS (FOR INTERNAL USE ONLY)

Will my salary be impacted?

SuccessFactors employees will not experience any reduction in their current base salary as a direct result of the closing of this transaction. Following the closing, the company will work with management to further understand the total compensation package today and work to ensure a highly competitive package remains in place.

If I have a bonus plan with SuccessFactors, will my bonus plan be impacted? How will bonuses be handled for this year?

SuccessFactors employees will remain on their existing bonus plans until the successful completion of the transaction. More details regarding bonus plans will be provided following this milestone SuccessFactors bonus plans will be paid out in the same general timeframe and under the same general funding terms as currently in place.

What will happen to my options, restricted stock and RSUs?

Each stock option (whether vested or unvested) that is outstanding and unexercised immediately prior to the closing will be cashed out at closing and will receive the excess of the offer price ($40 per share) over the exercise price. Each vested RSU as of the closing will be cashed out and will receive the offer price ($40 per share). Each unvested RSU and share of restricted stock that is outstanding immediately prior to the closing will remain subject to its vesting terms prior to the offer and be cashed out at the offer price ($40 per share) when it vests according to its vesting schedule. Any such payments to you for options, restricted stock or RSUs will be reduced by the amount of any applicable withholding taxes.

For example, an employee with 100 vested options at an exercise price of $10 per share and who does not exercise their option prior to the closing will receive $30 per underlying share, or $3,000 (net of withholding taxes as applicable). An employee with 100 unvested RSUs that are currently scheduled to vest at the end of 2012 will receive $40 per RSU, or $4,000 at the end of 2012 (net of withholding taxes as applicable).

Will SuccessFactors employees who accept employment from SAP have to move to an SAP office?

SuccessFactors employees will remain operating out of their current locations until the successful completion of the transaction. Details regarding future office locations will be shared as we have more information.

Which company policies will apply for me individually moving forward?

Until the successful completion of the transaction, SAP and SuccessFactors will remain two independent companies. As a result, all existing SuccessFactors policies, including its code of conduct, remain unchanged. More information on SAP policies will be provided following the successful completion of the transaction.

Will my job change?

Your job has not changed and following successful completion of the transaction, is expected to stay fairly consistent.

Is my employment status changing? What is my formal hire date under SAP?

Your employment status remains the same. Following a successful completion of the transaction, your tenure at SAP will be measured based on your original start date with SuccessFactors or previous companies that are now part of SuccessFactors.

Will there be training opportunities?

SAP believes strongly in ongoing employee training. Upon a successful closing f the acquisitin, you may discuss with your manager if/when specific training opportunities become available to you.

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ACQUISITION: EMPLOYEE FAQ, SUCCESSFACTORS (FOR INTERNAL USE ONLY)

Will I have a training plan for personal development?

SAP holds individual employee development in high regard. As part of the Performance Management process, each SAP employee and his or her manager will need to determine the employee’s own development plan. Depending upon the need, there are programs available through SAP Talent, Learning and Organizational Development (TLOD). Upon a successful completion of the transaction, and employment with SAP is accepted, SuccessFactors employees will gain access to SAP Corporate Portal (the SAP intranet) where they will be able to access SAP Career Success Center, an internal resource that contains detailed information about training offerings for SAP products, functions, soft skills, and the development of competencies.

What will happen to my outstanding travel, cell phone, and other business-related expenses?

Outstanding expenses will be paid according to SuccessFactors’ policies in the near term. Upon a successful tender offer and transaction close, and employment with SAP is accepted, SAP will provide advanced notice to you regarding the eventual shift to SAP policies regarding business-related expenses.

What about my laptop and system access?

We will cover IT related questions in more detail after the successful tender offer and transaction close, and employment with SAP is accepted.

What does the integration timeline look like?

The transaction is expected to close in the first quarter of 2012 and be slightly dilutive to SAP’s earnings per share in 2012 on a non-IFRS adjusted basis and accretive thereafter.

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ACQUISITION: EMPLOYEE FAQ, SUCCESSFACTORS (FOR INTERNAL USE ONLY)

What will the integration process look like?

Upon completion of the transaction, the CEO of SuccessFactors, Lars Dalgaard, will lead the cloud business of SAP in addition to his responsibility as CEO of SuccessFactors. SuccessFactors will remain independent and be named “SuccessFactors, an SAP company.” The chairman of SAP’s supervisory board, Hasso Plattner, recommended that Lars Dalgaard be appointed to the executive board of SAP. SuccessFactors’ management team will continue to run the business. We are evaluating the organizational structure, and will have more to say after the success tender offer and transaction close process is complete.

Does my immigration status change?

SAP believes strongly in securing the best talent globally and will work with each individual to understand and assess their situation with the goal of continuing to support ongoing immigration efforts.

Will be have our normal Annual Review cycle that is about to kickoff including merit, promotion decisions, and annual equity grants?

Until the successful completion of the transaction, our Annual Review cycles will remain unchanged. More information on SAP policies, including review cycles and equity incentive programs, will be provided following the successful completion of the transaction.

Products and Technology

Does this acquisition extend an existing SAP offering or does it introduce something entirely new to the SAP portfolio?

This acquisition will accelerate SAP’s momentum in the cloud space, which has been a core pillar of SAP’s growth and innovation strategy. The combination of SAP and SuccessFactors provides customers the best choice on the market for HCM in the cloud. SAP customers will gain from SuccessFactors’ experience in building and delivering beautiful cloud solutions, and its technology is highly complementary to SAP’s portfolio. In addition, SuccessFactors’ mobility applications combined with SAP and Sybase mobile solutions will offer the industry’s most powerful business-to-employee mobility portfolio. Lastly, SuccessFactors’ focus on enabling business insight and execution fits well with SAP’s business analytics platform, promising new levels of real time decision making deep across the enterprise.

How will SuccessFactors’ solutions and technology fit into the SAP organization?

SuccessFactors’ solutions and technology in the cloud space will be part of the core pillar of SAP’s growth and innovation strategy. SuccessFactors’ experience and its technology will be a highly complementary fit to SAP’s portfolio.

As a result of this news today, are there any changes to how we sell SuccessFactors products? Are there new rules that must be aligned to SAP?

Until the successful completion of the transaction, sales to customers continue its regular course. After the close, SAP and SuccessFactors’ product and go-to-market teams will determine the best approach with respect to determining any rules of engagement for the Field. We will provide an update on these plans following the close date.

When will a joint product offering be available? Will this be included in SAP’s standard pricing or will there be an additional fee?

Until the successful completion of the transaction, SuccessFactors will maintain its current product offerings. We will have details in this area following the successful completion of the transaction.

How will SAP brand the SuccessFactors products?

The SuccessFactors brand will continue and will be referred to as “SuccessFactors, an SAP Company”

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ACQUISITION: EMPLOYEE FAQ, SUCCESSFACTORS (FOR INTERNAL USE ONLY)

Didn’t SAP just recently invest in the cloud?

The recent acquisition of Crossgate, which closed on November 1, 2011, has produced new offerings for the SAP cloud portfolio, including the ability for SAP customers to connect electronically with tens of thousands of trading partners and extend a company’s business processes to its community. With Crossgate, SAP will provide customers with a 360-degree service if deployed entirely in the cloud. Participation in this business network will eliminate the need for costly point-to-point integration, helping reduce complexity today while enabling cost-effective scalability of the business network for the future.

Crossgate optimizes inter-company business processes by offering “integration as a service,” delivering on the vision of networking and collaborating through the cloud at the enterprise level. SAP customers can link themselves into a wide and ever growing network of electronically connected trading partners to enjoy the benefits of seamless, yet flexible inter-company business processes.

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This document is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of SuccessFactors common stock described herein has not commenced. At the time the offer is commenced SAP America, Inc. and SuccessFactors Expansion Corporation, an indirect subsidiary of SAP AG, will file a Schedule TO Tender Offer Statement with the Securities and Exchange Commission, and SuccessFactors, Inc. will file a Schedule 14D-9 Solicitation/Recommendation Statement with respect to the offer. The Tender Offer Statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the Tender Offer. Those materials and other documents filed by SAP AG, SAP America, Inc., SuccessFactors Expansion Corporation or SuccessFactors with the SEC will be available at no charge on the Securities and Exchange Commission’s web site at www.sec.gov. The Schedule TO Tender Offer Statement and related materials may be obtained for free by directing such requests to SAP AG, Attention: Stefan Gruber, Dietmar-Hopp-Allee 16, 69190 Walldorf, Germany, Telephone: +49 6227 744872. The Schedule 14D-9 Solicitation/Recommendation Statement and such other documents may be obtained for free by directing such requests to SuccessFactors Global Headquarters, Attention: Andrea Meyer, 1500 Fashion Island Blvd. Suite 300, San Mateo, CA 94404, USA, Telephone +1 (650) 645-2000.

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “will” and similar expressions as they relate to SAP or SuccessFactors are intended to identify such forward-looking statements. This document contains forward-looking statements that involve risks and uncertainties concerning the parties’ ability to close the transaction and the expected closing date of the transaction, the anticipated benefits and synergies of the proposed transaction, anticipated future combined operations, products and services, and the anticipated role of SuccessFactors, its key executives and its employees within SAP following the closing of the transaction. Actual events or results may differ materially from those described in this release due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, the outcome of regulatory reviews of the proposed transaction, the ability of the parties to complete the transaction, the failure to retain key SuccessFactors employees, customer and partner uncertainty regarding the anticipated benefits of the transaction, the failure of SAP and SuccessFactors to achieve the anticipated synergies of the proposed transaction and other risks detailed in SAP’s and SuccessFactors’s SEC filings, including those discussed in SAP’s annual report on Form 20-F for the year ended December 31, 2010 and SuccessFactors’ quarterly report on Form 10-Q for the quarter ended September 30, 2011, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. Neither SAP nor SuccessFactors is obligated to update these forward-looking statements to reflect events or circumstances after the date of this document. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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